Exhibit 10.5

Stock Option Agreement

(Nonstatutory Stock Option Under

Stericycle, Inc. Directors Stock Option Plan)

Subject to the terms of this Agreement, Stericycle, Inc., a Delaware corporation (the "Company"), grants to the following director of the Company (the "Director"), as of the following date (the "Grant Date"), a nonstatutory stock option (the "Option") to purchase the following number of shares of the Company's Common Stock, $.01 par value (the "Option Shares"), at the following purchase price per share (the "Exercise Price"), becoming exercisable in 12 consecutive monthly installments (the "Installments"), the first 11 Installments for [number] Option Shares each and the twelfth Installment for [number] Option Shares, on the first day of each month beginning [month] 1, 200_ and continuing through [month] 1, 200_:

Director: [name of director]

Grant Date: [date]

Option Shares: [number of shares]

Exercise Price: [price]

Expiration Date of each

Installment: [date]

1. Plan. The Option has been granted under the Stericycle, Inc. Directors Stock Option Plan (the "Plan"), which is incorporated in this Agreement by reference. The Plan is administered by the Company's Board of Directors or by the committee of the Board of Directors to which the Board has delegated its authority (in either case, the "Board").

2. Exercisability. Each Installment of the Option may be exercised only (i) on or after the date that the Installment becomes exercisable (its "Vesting Date") and (ii) before its Expiration Date. No Installment may be exercised before its Vesting Date or on or after its Expiration Date. An Installment which is not exercised before its Expiration Date shall expire on its Expiration Date. Each Installment of the Option shall be subject to earlier expiration as provided in Paragraph 5.

All Installments of the Option shall become fully exercisable upon a "Change in Control," as provided in Paragraph 6.2 of the Plan.

3. Manner of Exercise. Each exercisable Installment of the Option may be exercised in respect of a whole number of Option Shares (and only in respect of a whole number) by:

(a) written notice of exercise to the Board (or its designee) at the Company's principal executive offices (which are currently located at 28161 N. Keith Drive, Lake Forest, Illinois 60045), which is received on or before the Installment's Expiration Date;

(b) full payment of the Exercise Price of the Option Shares in respect of which the Installment is exercised; and

(c) full payment of an amount equal to the Company's federal, state and local withholding tax obligation, if any, in connection with the exercise.

In addition, the exercise of any Installment shall be subject to the procedures and policies that the Board has adopted to administer the Plan, which may be in effect at the time of exercise.

4. Manner of Payment. The Director's payment of (i) the Exercise Price of the Option Shares in respect of which an exercisable Installment of the Option is exercised and (ii) the Company's withholding tax obligation in connection with the exercise shall be made by certified or bank cashier's check or by a wire transfer of immediately available funds. Payment may also be made in any other manner authorized by the Plan and specifically permitted by the Board at the time of exercise.

5. Expiration of Installments. If the Director ceases to serve as an Outside Director for any reason (for example, as a result of his resignation, death, disability or removal from office or the expiration of his term of office without reelection), any unvested Installment of the Option shall expire on the date that he or she ceases to serve as an Outside Director. Each vested Installment of the Option shall expire or remain exercisable as follows:

(a) If the Director ceases to serve as an Outside Director by reason of his or her death or disability, the Installment shall expire on its Expiration Date.

(b) If the Director ceases to serve as an Outside Director for any reason other than his or her death or disability or his or her removal from office, the Installment shall expire on its Expiration Date unless the Board, taking into account the circumstances in which the Director ceases to serve as an Outside Director, considers an earlier expiration date appropriate (but in no event shall the expiration date be earlier than 30 days after the date that the Director ceases to serve as an Outside Director).

(c) If the Director ceases to serve as an Outside Director by reason of his or her removal from office, the Installment shall expire 30 days after the date that the Director ceases to serve as an Outside Director.

6. Transferability. Except for transfers to Permissible Transferees as permitted under Section 6.4 of the Plan, the Director may not transfer, assign or pledge any Installment of the Option (whether by operation of law or otherwise) except as provided by will or applicable intestacy laws; and no Installment of the Option shall be subject to execution, attachment or similar process. Each Installment of the Option may be exercised only by the Director (or by the Permissible Transferee to whom the Director transferred the Installment), except in the case of the death of the Director (or the death of the Permissible Transferee, as the case may be), when it may be exercised by the person or persons to whom it passes by will or applicable intestacy laws.

7. Interpretation. This Agreement is subject to the terms of the Plan, as the Plan has been and may be amended (but except as required by applicable law, no amendment of the Plan after the Grant Date shall adversely affect the Director's rights with respect to the Option without the Director's consent). If there is a conflict or inconsistency between this Agreement and the Plan, the terms of the Plan shall control. The Board's interpretation of this Agreement and the Plan shall be final and binding.

8. No Right To Nomination. Nothing in this Agreement shall be considered to confer on the Director any right to continue to be nominated as a director of the Company.

9. No Stockholder Rights. The Director shall not have any rights as a stockholder of the Company in respect of any of the Option Shares unless and until Option Shares are issued to the Director upon the exercise of one or more Installments of the Option.

10. Governing Law. This Agreement shall be governed in accordance with the laws of the State of Illinois.

11. Binding Effect. This Agreement shall be binding on the Company and the Director and on the Director's heirs, legatees and legal representatives.

12. Effective Date. This Agreement shall not become effective until the Director accepts this Agreement by returning a copy to the Company completed and signed below by the Director. When the Director so accepts this Agreement, this Agreement shall become effective, retroactive to the Grant Date, without the necessity of further action by either the Company or the Director.

Stericycle, Inc.

By

Mark C. Miller

President and Chief Executive Officer

Acceptance by Director

I accept this Stock Option Agreement and agree to be bound by all of its terms. I acknowledge receipt of a copy of the Stericycle, Inc. Directors Stock Option Plan.

[name of director]

Director's address:

Social security number: